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                                                                     Exhibit 7.2


                                    AGREEMENT

         AGREEMENT, between and among the J. Michael Gorman, Lawrence P. Haren, Richard M. Osborne, Thomas J. Smith (collectively, the "Committee"), Turkey Vulture Fund XIII, Ltd., an Ohio limited liability company (the "Fund"), and Energy West, Incorporated, a Montana corporation (the "Company").

         The parties hereby agree as follows:

1. The Company shall reschedule the 2003 Annual Meeting of Shareholders (the "Annual Meeting") from November 24, 2003 to December 3, 2003.

2. As soon as practicable and no later than November 25, 2003, the Company shall file additional proxy materials with the Securities and Exchange Commission disclosing that (i) the meeting date has been rescheduled for December 3, 2003,
(ii) the termination of the Committee's solicitation for proxies in opposition to the Company's slate of director nominees from the shareholders of the Company, (iii) the dismissal of the lawsuit described in Section 9, (iv) the Committee will not be voting the shares held by the members of the Committee and the Fund (collectively, the "Committee Shares") for the Committee's nominees at the Annual Meeting, (v) the Committee will not nominate any person for election to the board of directors of the Company at the Annual Meeting, and (vi) the Committee will not vote the Committee Shares at the Annual Meeting, and (vii) that the Company encourages any person who has submitted a blue proxy card to submit a white proxy card in favor of the Company's slate of directors. The Company, the Committee and the Fund agree that none of them shall take any action inconsistent with the matters set forth in this paragraph 2.

The Committee and the Fund hereby agree to obtain the advance consent of the Company with respect to all materials relating to the Annual Meeting disseminated to the public after the date hereof. The Company hereby agrees to obtain the advance consent of the Committee and the Fund with respect to the portion of all materials relating to the Annual Meeting disseminated to the public after the date hereof involving any of the matters set forth in the immediately preceding paragraph, Messrs. Smith or Osborne as nominees to the board of directors, the Committee or the proxy solicitation initiated by the Committee.

3. The Company shall not change its slate of directors as proposed in the Company's October 9, 2003 proxy materials; provided, however, the Company agrees to cause Mr. George Ruff, a current member of the Company's board of directors, to submit his resignation effective immediately following the conclusion of the Annual Meeting. The Company shall not submit any matter other than the election of directors for consideration by the shareholders at the Annual Meeting.

4. Immediately following the conclusion of the Annual Meeting and prior to the consideration of any other business by the board of directors, the Company shall expand its board of directors to nine members in accordance with the Company's by-laws and shall appoint Mr. David A. Cerotzke, Thomas J. Smith and Richard M. Osborne as members of the Company's board of directors. If Mr. Cerotzke is unwilling or unable to accept the appointment


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to the Board of Directors, the Committee, the Fund and the Company shall be entitled to appoint a substitute nominee mutually acceptable to all parties hereto, and the Company shall cause such nominee to be appointed to the Company's board of directors.

5. In the event that any time during their terms expiring no later than the date of the Company's annual meeting of shareholders to be held in 2004, either Mr. Smith or Mr. Osborne is unable to serve as a director, whether because of resignation, removal or otherwise, the Committee and the Fund shall be entitled to appoint substitute nominees who are reasonably qualified, as determined by the board of directors of the Company acting in good faith, and the Company shall cause such nominees to be appointed to the Company's board of directors. In the event that Mr. Cerotzke is unable or unwilling to serve as a director during his term expiring no later than the date of the Company's annual meeting of shareholders to be held in 2004, the Committee, the Fund and the Company shall be entitled to appoint a substitute nominee mutually acceptable to all parties and the Company shall cause such nominee to be appointed to the Company's board of directors.

6. As soon as practicable after the execution of this Agreement but in no event later than the close of business on November 21, 2003, the Committee will jointly with the Company, issue a press release setting forth the matters described in Section 2(i) through 2(vii). The Committee and the Company shall mutually agree upon the press release. Subject to the last paragraph of Section 2, the Company shall announce the settlement on Form 8-K and shall file the mutually agreed upon press release as an exhibit to the Form 8-K. Other than as set forth in Section 2 and 6, none of the Company, the Fund or the Committee shall, and the Company, the Fund and the Committee shall cause its or their representatives, attorneys and agents not to, publicly disseminate any documents or materials regarding the Annual Meeting, the election of directors at the Annual Meeting or the dismissal of the lawsuit described in Section 9.

7. Neither the Committee nor the Fund, nor any affiliate or associate (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "1934 Act")) of the Committee or the Fund, shall nominate any candidate for election to the board of directors at the Annual Meeting, or vote its or his shares of common stock of the Company, par value $0.15 per share (the "Common Stock"), in opposition to the Company's slate of director nominees by any means (including without limitation pursuant to any previously solicited proxy) at the Annual Meeting. Other than the immediately preceding sentence and the limitations contained in Section 8C of this Agreement, there shall be no limitations on the voting rights with respect to the Common Stock on any member of the Committee or the Fund.

8. A. The Company will promptly withdraw its Form U-1 filed with the Commission on September 23, 2003 (and in any event no later than December 2, 2003), and will disclose its agreement to effect such withdrawal on the Form 8-K described in Section 6 above. The Company will provide the Fund with the opportunity to comment on any such disclosure prior to its filing with the Securities and Exchange Commission.

   B. The Company will provide notice to the Committee and the Fund no less than 30 days before the deadline for notice under the Company's bylaws by shareholders of intent to nominate candidates for election to the board of directors at the 2004 annual meeting of


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shareholders of the Company, if the board of directors does not intend to nominate Mr. Smith or Mr. Osborne for reelection at the 2004 annual meeting.

   C. Neither the Committee nor the Fund, nor any of affiliate or associate (as such terms are previously defined) of any member of the Committee or the Fund, will, and will not assist or encourage others (including by providing financing) to, directly or indirectly, for a period beginning on the date hereof and ending on the date of the Company's annual meeting of shareholders to be held in 2004 (individually or as a part of any group (within the meaning of Section 13(d)(3) of the 1934 Act)): (i) nominate any person for election to the Company's board of directors, (ii) engage in any "solicitation" of "proxies" (as such terms are used in the proxy rules promulgated under the 1934 Act, but disregarding clause (iv) of Rule 14a-1(l)(2) and including any exempt solicitation pursuant to Rule 14a-2(b)(1) or (2)), or (iii) enter into any discussions, negotiations, agreements, arrangements or understandings with any third party with respect to any of the foregoing. At the annual meeting of shareholders of the Company to be held in 2004, the Committee and the Fund shall, and shall cause all affiliates and associates of any member of the Committee and the Fund to, vote for the Company's slate of directors proposed for election at such meeting.

   D. Notwithstanding the foregoing, the provisions of Section 8C shall terminate in the event that (a) the Company provides notice to the Committee and the Fund pursuant to the first sentence of Section 8B that it does not intend to nominate Messrs. Smith and Osborne, or their successors, for reelection to the board of directors at the 2004 annual meeting of shareholders, (b) the Company fails to provides notice by the required time to the Committee and the Fund pursuant to the first sentence of Section 8B that it intends to nominate Messrs. Smith and Osborne, or their successors, for reelection to the board of directors at the 2004 annual meeting of shareholders, or (c) the Company implements a classified board of directors prior to its 2004 Annual Meeting of Shareholders.

   E. The provisions of Section 8C shall not bar the Committee or the Fund from soliciting proxies in opposition to matters, other than election of directors at the 2004 annual meeting of shareholders, that the board of directors approves over the objection of Messrs. Osborne or Smith or either of their replacements for submission to a vote of the shareholders.

9. The Fund and the Company agree to dismiss, with prejudice, all of their claims in the lawsuit styled Turkey Vulture Fund XIII, Ltd. v. Energy West, Incorporated, et al., Cause No. DDV-03-1214.

10. Each party agrees to bear its own expenses in connection with the proxy solicitations by the parties prior to the date hereof, and the lawsuit referred to in Section 9.

11. Any terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, contained in this Agreement, whether by conduct or otherwise, in any one or more instances


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shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

12. All notices or other communications required, permitted or desired to be given hereunder shall be deemed to have been duly given if delivered in writing by hand delivery, overnight courier or mailed by certified mail, or by facsimile with confirmation, and addressed as follows:

If to the Committee or the Fund:      Turkey Vulture Fund XIII, Ltd.
                                      8500 Station Street, Suite 113
                                      Mentor, Ohio 44060
                                      Attn:  Richard M. Osborne
                                      Facsimile:  440-255-8645


         With a copy to:              Kohrman Jackson & Krantz P.L.L.
                                      One Cleveland Center, 20th Floor
                                      1375 East 9th Street
                                      Cleveland, OH  44114
                                      Attn:  Marc C. Krantz
                                      Facsimile:  216-621-6536

If to the Company:                    Energy West, Incorporated
                                      No. 1 First Avenue South, P.O. Box 2229
                                      Great Falls, Montana 59403
                                      Attn:  John C. Allen
                                      Facsimile:  406-791-7560

         With a copy to:              Blackwell Sanders Peper Martin LLP
                                      2300 Main Street, Suite 1100
                                      Kansas City, Missouri 64108
                                      Attn: Robin V. Foster
                                      Facsimile:  816-983-8080

Any party may change its address for receiving notice by giving notice of a new address in the manner provided herein. Any notice so given, shall be deemed to be delivered on the third business day after the same is deposited in the United States mail, on the next business day if sent by overnight courier or sent by facsimile after the close of business, or on the same business day if sent by facsimile before the close of business.

13. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns.

14. This Agreement is binding upon and shall inure to the benefit of the parties and their respective successors and assigns. For avoidance of doubt, references herein to the "Committee"


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shall mean and include the Committee as a whole and each of J. Michael Gorman,
Lawrence P. Haren, Richard M. Osborne and Thomas J. Smith.

15. The parties may amend or modify this Agreement in a writing duly executed in the same manner as this Agreement.

16. This Agreement shall be governed by and construed in accordance with the laws of the State of Montana.

17. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supercede any prior oral agreements of the parties relating to the transactions contemplated herein.

18. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart signature page delivered by facsimile transmission shall be deemed to be and have the same force and effect as an originally executed signature page.

19. This Agreement shall be effective upon the delivery of counterparts as set forth in Section 18 by the Company, the Fund and Richard M. Osborne; provided that the Fund and Mr. Osborne shall cause J. Michael Gorman, Lawrence P. Haren, and Thomas J. Smith to execute and deliver counterparts of this Agreement as parties thereto as soon as practicable and in any event no later than December 2, 2003; provided that in the event that such individuals or their duly authorized representatives shall not have executed and delivered this Agreement on or before December 2, 2003, the Company shall not have any further obligations under this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the 20th day of November, 2003.


                                  Energy West, Incorporated


                                  By:/s/ John C. Allen
                                     --------------------------------------
                                  Name: John C. Allen
                                        -----------------------------------
                                  Title:  Interim President and CEO
                                        -----------------------------------


                                  Turkey Vulture Fund XIII, Ltd.

                                  By:/s/ Richard M. Osborne
                                     --------------------------------------
                                  Name:  Richard M. Osborne
                                  Title:    Sole Manager


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                                  /s/ Richard M. Osborne
                                  -----------------------------------------
                                  Richard M. Osborne



                                  /s/ J. Michael Gorman
                                  -----------------------------------------
                                  J. Michael Gorman


                                  /s/ Lawrence P. Haren
                                  -----------------------------------------
                                  Lawrence P. Haren



                                  /s/ Thomas J. Smith
                                  -----------------------------------------
                                  Thomas J. Smith